Exhibit 10.42
Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
SOFTWARE LICENSING AND SERVICES AGREEMENT
THIS AGREEMENT made effective as of the 1st day of December, 2004 between Gain Capital, Inc., a Delaware Corporation” with its principal place of business located at 35 Technology Drive, Warren, New Jersey 07059 (“Gain”) and Questrade, Inc. and Ontario corporation, with its principal place of business located at 5001 Yonge Street, Suite 203, Toronto, Ontario Canada M2N 6P6 (“Questrade”).
WHEREAS:
A.	Questrade is a registered investment dealer with the Investment Dealers Association of Canada (“IDA”);

B.	Questrade provides Canadian clients with online trading, foreign currency and brokerage services utilizing a trading application (the “Trading Application”), which enables its customers to place securities orders for execution by or through Questrade ;

C.	Gain is a registered Futures Commissions Merchant and member of the National Futures Association (“NFA”). Gain is regulated by the Commodity Futures Trading Commission (“CFTC”);

D.	Gain operates a proprietary software trading application which provides clients with foreign exchange services (“Trading Software”); and

E.	Gain and Questrade desire to provide to Questrade clients exclusive access to the Trading Software;
NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:
1. Interpretation
1.1 Definitions
Unless otherwise specifically set out herein, the following words and phrases shall have the following meanings wherever used in this Agreement;
(a)	“Agreement” means this Agreement, and any schedules and attachments hereto;

(b)	“Clients” means all Trading Software users who reside in Canada and who have executed account agreements with Questrade to access and use Questrade’s trading and brokerage services, as well as any other accounts that belong to Questrade.;

(c)	“Confidential Information” means technical data, trade secrets, know-how, research, product plans, ideas or concepts, products, services, software, inventions, patent applications, techniques, processes, developments, algorithms, formulas, technology, designs, schematics, drawings, engineering, and hardware configuration information, business or financial plans or strategies, including but not limited to customers, customer lists, markets, financial statements and projections, product pricing and marketing, financial or other strategic business plans or information disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”). For greater certainty, Confidential Information includes (i) Trading Technology, (ii) the User’s Manuals, (iii) all prior versions of the Trading Software and the User’s Manuals. Confidential Information does not include any of the foregoing items which (i) at the time of its disclosure is publicly available through no fault of the Receiving Party; (ii) after disclosure hereunder, is released to the public without restriction or otherwise becomes part of the public domain through no fault of Receiving Party (but only after it is released or otherwise becomes part of the public domain); (iii) Receiving Party can demonstrate was in its possession at the time of disclosure and which was not acquired by such Party under any obligation of confidence; or (iv) Receiving Party can demonstrate was independently developed by such Party without any use of the Confidential Information.

(d)	“Order” means any executed request by a Client to purchase or sell a security placed through the Trading

Application, without regard to the manner in which Questrade may seek to execute an Order.

(e)	“Product” means the Trading Software and any and all user manuals, developments and improvements made thereto, whether those improvements are made or initiated by Gain and extending to any use to which the Product, the developments and improvements thereto may be applied and not limited to the industry for which originally intended;

(f)	“Territory” means Canada.
1.2 Preamble and Schedules
The parties hereby confirm and ratify the matters contained and referred to in the Preamble to this Agreement and agree that the same and the various schedules hereto are expressly incorporated into and form part of this Agreement.
2. License
2.1 License
Gain hereby grants to Questrade, and Questrade accepts, an exclusive and indivisible license in the Territory to sublicense the Trading Software to Clients and to enable such Clients to access the Product in the Territory, subject to the terms and conditions of this Agreement.
2.2 Service to be Provided
a) During the term of this Agreement, Gain will provide the functionality that will allow each Client to link to a web site and download Gain’s Trading Software for installation on Client’s computer. Gain’s Application will be available to provide the functionality that will automatically launch the Trading Software and allow the Client to place foreign exchange transactions for execution through Questrade. Gain shall configure the Trading Application so that it will specifically identify Clients using the Trading Software and track Orders entered into by such Clients. Gain shall also provide Clients and Questrade with access to online trade confirmations and monthly statements. All documentation delivered to Clients, electronically or otherwise must be according to Questrade’s specifications and must display the Questrade logo. Gain will produce and deliver to Questrade an archival electronic copy on a monthly basis of all trade conformations and monthly statements delivered to Clients.
b) Gain will provide Questrade with a daily electronic file of all client transactions in a format acceptable to Questrade. Gain will also provide a start of day electronic file containing start of day positions and mark to market equity for each Client.
c) Gain will provide Questrade with access to back office administrative and risk monitoring software to manage Client access and trading activity.
2.3 Future Development
Gain agrees to extend this exclusive Licensing Agreement to include any and all future patents, patent applications, trademarks, trademark applications, inventions, improvements in the Products, process and manufacturing techniques falling within the scope of the Licensed Rights.
2.4 Restrictions on Use
a) Gain agrees that it will not during the term of this Agreement knowingly permit others to use the processes, trade secrets or Confidential Information disclosed by it to Questrade pursuant to the terms of this Agreement, and that it will keep all processes and Confidential Information secret; and that Gain shall not use and shall have no right to use any of the Confidential Information, or any part thereof without Questrade’s express permission.

b) Except for the rights granted in this Agreement, Questrade acknowledges and agrees that Gain is the owner of all right, title and interest to the Product, Trading Software, and all intellectual property related thereto, and Questrade shall not make any claim to the contrary or do anything inconsistent with Gain’s rights.
3. Obligations of the Parties
Gain’s Obligations
3.1	Gain shall provide maintenance for the Trading Software during the term of this Agreement.

3.2	Gain shall be responsible for providing instructions and technical support to Questrade’s Clients for installing and using the Trading Software to access the Product.

3.3	Gain will provide Questrade with marketing and promotional materials so that Questrade can support the Product.

3.4	Gain shall be responsible for facilitating the execution of orders submitted by Questrade’s Clients via the Trading Software.

3.5	Gain shall use commercially reasonable efforts to (1) maintain the privacy of any Client information in the possession of or available to Gain and to (2) comply with any applicable Canadian laws and regulations relating to Client information privacy, including without limitation privacy of financial and personal information.

3.6	Gain shall provide Questrade’s designated employees with sufficient training for demonstrating the Trading Software to enable Questrade to fulfill its obligations under this Agreement.

3.7	Gain shall make and maintain complete, clear and accurate records of all actions that it is required to take in connection with this Agreement. Upon reasonable request and upon 30 days notice, but not more that two times in anyone (1) year period, Questrade shall have the right to conduct a reasonable inspection of Gain’s books and records that pertain to this Agreement.
Questrade’s Obligations
3.7	Questrade shall be solely responsible for the opening and management of any and all accounts of its Clients.
4. Representations and Warranties
4.1 Representations and Warranties of Gain
Gain hereby represents and warrants to Questrade as follows and acknowledges that Questrade is relying on such representations and warranties:
(a)	Gain has all requisite power, authority and right to enter into and deliver this Agreement and to perform its obligations hereunder;

(b)	The consummation of the transactions contemplated hereby will not violate or conflict with any of the provisions of the constating documents or by-laws of Gain, any provision of any agreement or instrument to which Gain is a party or by which it is bound or any judgment, decree, order, law, statute, rule or regulation applicable to Gain;

(c)	Gain is a valid and subsisting corporation under the laws of the State of Delaware with all necessary power to own its property and carry on its business, is duly licensed and registered to carry on business in each of the jurisdictions in which it operates, and has made all necessary filings under all applicable corporate, securities or taxation laws or any other law to which Gain is made subject which, had such filings not been made, would have a material adverse effect on Gain or its business operations;

(d)	This Agreement has been fully authorized, executed and delivered by Gain and all other documents executed and delivered hereunder in relation to the granting of the exclusive license by Gain shall have been duly authorized, executed and delivered and this Agreement does, and such other documents will, constitute legal, valid and binding obligations of Gain enforceable in accordance with their respective terms;

(e)	Gain has all rights, titles, licenses, permissions and approvals necessary to perform its obligations under this Agreement;

(f)	Gain has the right to grant this exclusive, non-transferable license to Questrade, for the Territory in accordance with this Agreement;

(g)	Gain is the owner of the Intellectual Property and that it has the sole right to grant this exclusive license; and it further warrants that it has granted no prior license and that there is no outstanding license granted by it covering the Product, the Intellectual Property or the Licensed Rights and that this exclusive license is granted free from all encumbrances, liens or actions of any nature whatsoever.
4.2 Representations and Warranties of Questrade
a)	All orders for Questrade’s Client’s accounts, shall be placed in conformity with all applicable laws and rules, regulations, interpretations and policies of the IDA and all appropriate Canadian regulatory authorities

b)	Questrade has all requisite power, authority and right to enter into and deliver this Agreement and to perform its obligations hereunder;

c)	The consummation of the transactions contemplated hereby will not violate or conflict with any of the provisions of the constating documents or by-laws of Questrade, any provision of any agreement or instrument to which Questrade is a party or by which it is bound or any judgment, decree, order, law, statute, rule or regulation applicable to Questrade;

d)	Questrade is a valid and subsisting corporation under the laws of the Province of Ontario with all necessary power to own its property and carry on its business, is duly licensed and registered to carry on business in each of the jurisdictions in which it operates, and has made all necessary filings under all applicable corporate, securities or taxation laws or any other law to which Questrade is made subject which, had such filings not been made, would have a material adverse effect on Questrade or its business operations;

e)	This Agreement has been fully authorized, executed and delivered by Questrade and all other documents executed and delivered hereunder in relation to the granting of the exclusive, indivisible, non-transferable license to Questrade shall have been duly authorized, executed and delivered and this Agreement does, and such other documents will, constitute legal, valid and binding obligations of Questrade enforceable in accordance with their respective terms;

f)	Questrade is not a non-resident of Canada within the meaning of the Income Tax Act (Canada) and is not a non-Canadian within the meaning of the Investment Canada Act;
5. Confidentiality
5.1 Confidential Information
Each Party agrees to hold the Confidential Information in confidence and to take all reasonable precautions necessary to safeguard the confidentiality of such information. Except as expressly provided in this Agreement, each Party shall not, without the express written consent of the Disclosing Party, disclose, provide, or otherwise make available all or any portion of the Confidential Information in any form to any person other than those of Receiving Party’s employees, independent contractors and sub-licensed Clients who have a need to know the Confidential Information

5.2 Infringement
If either party shall have information that the Intellectual Property or licensed claim is being infringed or that any person has attempted to infringe such property, the information with respect to such infringement or attempted infringement shall be promptly transmitted to the other party, whereupon Gain shall enter suit to prevent infringement, and to prosecute and do all acts reasonably necessary to maintain the exclusive rights to the Intellectual Property and the exclusive rights provided herein.
6. Termination
6.1 Term
The term of this Agreement shall commence on the Effective Date and shall terminate one (1) year from the Effective Date (“Initial Term”) unless terminated earlier pursuant to the terms of this Agreement. This Agreement shall automatically renew for successive one (1) year periods at the end of the Initial Term.
6.2 Termination Without Cause
Either party may terminate this Agreement without cause by giving the other party at *** days prior Written notice.
6.3 Termination with Cause
Except as provided in this Agreement, either party may terminate this Agreement immediately by either party by giving written notice, provided the basis for such termination is a material failure by the other party to perform its responsibilities and obligations under this Agreement. In addition, if either party reasonably believes that the other party’s Services provided under this Agreement has exposed, or is likely to expose, Gain or Questrade, respectively, to regulatory, civil or criminal liability or investigation, Gain or Questrade, as the case may be, will promptly notify the other party of such concern in writing and shall have the right, without liability, to thereafter suspend the Services provided for in this Agreement. The parties agree to cooperate in resolving such concerns, and, if the parties cannot reach resolution satisfactory to both parties within *** days of the suspension, either party shall have the right to terminate this Agreement immediately.
6.4 Effect of Termination
Upon termination of this Agreement, the rights and licenses granted in this Agreement shall immediately terminate. Questrade shall promptly discontinue using the Trading Software, the User Manuals and shall make reasonable commercial efforts to cause its Clients to discontinue use of the Trading Software and User’s Manuals and destroy or return all copies (written or electronic form) of the Confidential Information, including, but not limited to, the Trading Software, User Manuals and all related documentation and materials to Gain.
7. Disclaimers
7.1 Limitation of Liability
In no event shall one Party to this Agreement, their parents, employees, officers, directors, and agents be liable to the other Party Gain or any other person for any direct, indirect, incidental, special, punitive or consequential damages, expenses, lost profits, lost savings, loss of use, damages for injuries, or other damages arising out of or in connection with (1) this Agreement or (2) the furnishing, performance or use or misuse of the technology, trading software, hardware components, trading hardware, user manuals, Gain products and execution services, pursuant to this Agreement.
8. Indemnification
Each party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party and its affiliates, subsidiaries and successors and its and their past or present directors, officers, employees and agents (collectively, the “Indemnified Party”) from and against any and all claims, suits, actions, loss, costs, damages, liability, or other expense asserted by a third party, in each case as incurred, in any way resulting from the actual or alleged breach of any obligation, representation, warranty, or covenant by the Indemnifying Party under this Agreement or from the actual or alleged acts or omissions of the Indemnifying Party or the Indemnifying Party’s past or present directors, officers, employees or agents in connection with this Agreement or the performance thereunder, provided that the Indemnified Party shall give the Indemnifying Party reasonable notice of any claim for indemnification hereunder and provided further that the Indemnifying Party shall permit the Indemnified Party to reasonably control the defense or settlement of any such claim or cause of action, including permitting the Indemnified Party to select counsel of its choice. The Indemnifying Party, with respect to any such claim or cause of action, shall permit the Indemnified Party to monitor any defense or settlement conducted by the Indemnifying Party, and shall obtain the written approval of the Indemnified Party (which approval shall not be unreasonably withheld) prior to settling any claim or cause of action covered by this provision. Both the Indemnifying Party and Indemnified Party shall cooperate in the defense or settlement of any claim or cause of action covered by this provision.
9. General
9.1 No Waiver
No failure or delay on the part of Gain to exercise its right of termination or cancellation on any default by Questrade shall be construed to prejudice Gain’s right of termination or cancellation for default.
9.2 Succession
This Agreement shall be binding upon and, except as otherwise provided, shall enure to the benefit of the legal successors or representatives of the parties, and to the assigns of Gain, but this Agreement and any rights granted hereunder shall not be assigned by Questrade, except in accordance with this Agreement or with the written consent and approval of Gain.
9.3 Entire Agreement
This Agreement and the Access Agreement entered into by the parties on December 1, 2004 embody the entire agreements of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties, relating to the subject matter hereof.
9.4 Notices
All notices required or permitted to be given pursuant to this Agreement shall be delivered by hand to the party for which it is intended, or sent by telex, fax, telegram, electronic email or other form of transmitted or electronic message or sent by prepaid courier directly to such party at the following addresses, respectively:
If to Questrade:
Questrade, Inc.
Royal Bank Building
5001 Yonge Street
Suite 203
Toronto, Ontario, Canada, M2N 6P
Attention: Edward Kholodenko, CEO
If to Gain:
Gain Capital, Inc.
35 Technology Drive
Warren, New Jersey 07059

or at such other address as either party may stipulate by notice to the other. Any notice delivered by hand or prepaid courier or sent by facsimile or electronic email shall be deemed to be received on the date of actual delivery thereof. Any notice so sent by telex, telegram or similar form of transmitted message shall be deemed to have been received on the next day following transmission.
9.5 Headings
The division of this Agreement into Articles, Sections and paragraphs and the insertion in this Agreement of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
9.6 Governing Law, Dispute Resolution and Submission to Jurisdiction
This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. Any dispute or claim arising out of or relating to this Agreement, the attached Exhibits may be submitted by either party first to voluntary non-binding mediation. A mediator will be selected by voluntary agreement of both Parties from the ADR Institute of Canada (“Institute”). In the event both Parties cannot agree on a mediator, a mediator will be selected in accordance with the laws of the province of Ontario and the then current Rules of Procedure for Commercial Arbitration of the Institute.
In the event that the Parties do not pursue non-binding mediation or that the Parties pursue non-binding mediation but such mediation is not successful in resolving any dispute or claim between the Parties, the Parties hereto hereby submit to the jurisdiction of the Province of Ontario.
9.7 Enurement
This Agreement shall enure to the benefit of and be binding upon the parties hereto, their heirs, executors, administrators, successors and permitted assigns.
9.8 Force Majeure
Except for the payment of any amount due pursuant to this Agreement neither party shall be liable to the other for damages in the event of any loss, damage, claim, delay or default arising by reason of Acts of God (including storm, fire, flood, earthquake, etc.) labor disturbance (including strikes, boycotts, lockouts, etc.) war, civil commotion, present or future governmental law, ordinance, rule, or regulation, disruption of postal, electrical, telephone or other utility service, or other cause beyond the reasonable control of the party sought to be charged.
9.9 No Agency
Nothing in this Agreement is intended to or shall be construed to constitute an agency, joint venture, partnership or fiduciary relationship between the Parties and no Party shall have the right or authority to act for or on behalf of the other Party, except as is otherwise provided herein.
9.10 Waiver
This Agreement, or any term hereof, may be modified, amended or waived only by a written instrument duly executed by both parties, and a failure by either party to enforce any term of this Agreement shall not constitute a waiver by that party of such term or any other term of this Agreement. No written waiver shall excuse the performance of any act other than those specifically referred to therein.
9.11 Survival
Sections pertaining to Confidentiality, Gain Representations and Warranties, Payment and License Fees, Disclaimers and Limitation of Liability, Indemnification Notice, and Governing Law shall survive the expiration or termination of this Agreement.

9.12 No Third Party Rights
This Agreement is not intended to grant any right to, or provide any basis for any claims by third parties.
IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

GAIN		QUESTRADE
Per:	/s/ Glenn Stevens	Per:	/s/ Edward Kholodenko
Glenn Stevens		Edward Kholodenko
Managing Director		President & CEO
Addendum to Access Agreement (Dated December 2004)
3.x Fees
Introducing Brokers introduced by Questrade
GAIN Capital will pay named IB introduced by Questrade *** up to USD *** round trip base currency unit transaction executed by named IBIs Originated Customers through GAIN Capital. All volume calculations will begin the first trading day of each calendar month and end the last trading day of each calendar month. GAIN Capital will make these payments for trade order flow during the initial term of the Agreement between GAIN Capital and Your Company, provided that both Your Company and GAIN Capital honor all terms and conditions of the Agreement.
In addition, Questrade will receive USD *** round trip base currency unit transaction executed by named IBIs Originated Customers through GAIN Capital.